Exhibit 99.1

CĪON INVESTMENT CORPORATION DECLARES CASH DISTRIBUTIONS

FOR IMMEDIATE RELEASE
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NEW YORK, NY (January 17, 2013)  - On January 14, 2013, the board of directors (the “Board”) of CĪON Investment Corporation (“CĪON”), an ICON Investments company, declared two regular semi-monthly cash distributions of $0.029283 per share each (an annualized rate of 7.00% based on CĪON’s current $10.04 per share public offering price), which will be paid in February.

Both of the regular semi-monthly cash distributions of $0.029283 per share will be paid on February 1, 2013, the first to shareholders of record on January 15, 2013 and the second to shareholders of record on January 31, 2013.

Certain Information About Distributions

The determination of the tax attributes of CĪON’s distributions is made annually as of the end of CĪON’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year. CĪON intends to update shareholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to shareholders will be reported to shareholders annually on a Form 1099-DIV.

The payment of future distributions on CĪON’s common stock is subject to the discretion of the Board and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

About CĪON Investment Corporation

CĪON is a middle-market loan fund that is structured as a publicly registered, unlisted business development company, or BDC.  CĪON expects to offer individual investors the opportunity to invest primarily in the senior-secured debt of private U.S. middle market companies.  CĪON intends to leverage the experience of its adviser – CĪON Investment Management, LLC, an ICON Investments company – and its sub-adviser – Apollo Investment Management, L.P., a subsidiary of Apollo Global Management, LLC – to meet its investment objective of generating current income and, to a lesser extent, long-term capital appreciation for its investors.  For more information, please visit www.cioninvestmentcorp.com.

About ICON

ICON Investments (“ICON”)  provides innovative alternative investment solutions to individual and institutional investors through publicly-registered programs, private funds, and separately managed accounts.  As part of its business strategy, ICON has a growing suite of integrated alternative solutions for the intermediary channel, which currently includes: ICON ECI Fund 15, ICON Oil & Gas Fund, and CĪON.  ICON and its affiliates have managed investments for more than 58,000 investors and made more than $4.3 billion in total investments. ICON distributes its current sponsored offerings through its affiliated dealer manager, ICON Securities, LLC.  For more information, please visit www.iconinvestments.com.

About Apollo

Apollo Global Management, LLC together with its subsidiaries (“Apollo”) is a leading global alternative investment manager with offices in New York, Houston, Los Angeles, London, Frankfurt, Luxembourg, Singapore, Mumbai and Hong Kong. Apollo had assets under management of approximately $110 billion as of September 30, 2012, in private equity, credit and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com.

Forward Looking Statements

The information in this press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are identified by words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” and variations of these words and similar expressions, including references to assumptions and forecasts of future results. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.  CĪON undertakes no obligation to update any forward-looking statements contained herein to conform the statements to actual results or changes in its expectations.

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